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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-107493 on Form S-2 of Vineyard National Bancorp of our report dated February 14, 2003 on our audits of the consolidated financial statements of Vineyard National Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, statement of changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Vavrinek, Trine, Day & Co., LLP
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Vavrinek, Trine, Day & Co., LLP


Rancho Cucamonga, California
September 16, 2003